August 7, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read Analytical Surveys, Inc.’s statements included under Item 4.01 of its Form 8-K/A filed on August 7, 2007, and agree with such statements concerning our firm.

We have no basis to agree or disagree with statements pertaining to the successor auditors.

Pannell Kerr Forster of Texas, P.C.